UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/07/2005

THE DIRECTV GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-31945

DE	52-1106564
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2250 East Imperial Highway, El Segundo, CA 90245
(Address of Principal Executive Offices, Including Zip Code)

310-964-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.02.    Termination of a Material Definitive Agreement

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 7, 2005, Mitchell Stern ceased to serve as President and Chief Executive Officer of DIRECTV Holdings LLC ("DIRECTV"), a wholly-owned subsidiary of The DIRECTV Group, Inc. (the "Company"). In connection with his departure, his employment under the employment agreement dated as of January 1, 2004 among the Company, DIRECTV and Mr. Stern ("Employment Agreement") will terminate, effective on April 1, 2005, which is referred to below as the "termination date". Attached as Exhibit 99.1 is the press release announcing Mr. Stern's departure.

Pursuant to the Employment Agreement (filed as Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004) and the related Performance Stock Unit Award Agreement between the Company and Mr. Stern dated as of March 16, 2004 ("RSU Agreement"), filed as Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, Mr. Stern is entitled to receive the following in connection with the termination of his employment:

1.        Payment of base salary and pro-rated target bonus for 2005 through the termination date.

2.        Vesting of 325,000 restricted stock units of the Company (subject to downward adjustment based on DIRECTV's performance against certain specified targets as provided in the RSU Agreement), for services performed in 2004 and 2005. These units will vest on December 31, 2005, and the Company will thereafter pay cash in lieu of the restricted stock units, based on the value of the Company's common stock on the vesting date and the applicable performance adjustment factor.

3.        Payment of an amount equal to the difference between (a) the amounts actually paid to Mr. Stern during his employment in respect of base, bonus and restricted stock units as described in paragraph 2 above, and (b) the minimum guaranteed annual compensation under his Employment Agreement ($5,000,000) for the period through the termination date, plus two years. A portion ($6,000,000) of this amount will be paid promptly after the termination date and the balance, if any, will be paid when the payment in respect of the restricted stock units referred to in paragraph 2 above is made. However, if the value of the vested restricted stock units exceeds the remaining unpaid guaranteed amount to which Mr. Stern is entitled under the Employment Agreement, then the payment for the restricted stock units will be appropriately reduced.

4.        Continuation of certain benefits through the full term of the Employment Agreement, except that (a) health care coverage (other than retiree health care coverage) terminates if Mr. Stern receives health care coverage from a subsequent employer and is bridged to age 55 if he does not receive such coverage, (b) the Company is required to provide retiree medical benefits at age 55, as if he had continued as an employee of the Company through that date, and (c) the pension and welfare benefits must, in the aggregate, be of no less value to Mr. Stern than those provided by News America Incorporated at January 1, 2004.

Mr. Stern will continue to be subject to the non-compete, confidentiality, non-hire and proprietary information provisions in his Employment Agreement, subject to the terms of such agreement.

The descriptions of the Employment Agreement and the RSU Agreement, and the rights and obligations of the parties on termination of Mr. Stern's employment, are qualified in their entirety by reference to such agreements.

Item 9.01.    Financial Statements and Exhibits

(C) Exhibits.

99.1   Press Release, dated March 7, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

THE DIRECTV GROUP, INC.

Date: March 08, 2005.	By:	/s/ Larry D, Hunter
Larry D, Hunter
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated March 7, 2005